EXHIBIT 10.33
UGI CORPORATION
SUMMARY OF DIRECTOR COMPENSATION
The table below shows the components of director compensation effective October 1, 2010. A director who is an officer or employee of the Registrant or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.
DIRECTORS’ COMPENSATION

	CASH	EQUITY
	COMPONENT	COMPONENT (1)

Annual retainer	$62,000	2,550 Stock Units

		8,500 Options for the purchase of shares of common stock of the Registrant.

Additional Annual Retainer for Audit Committee Members (other than the Chairperson)	$5,000

Additional Annual Retainer for Audit Committee Chairperson	$10,000

Additional Annual Retainer for Compensation and Management Development Committee Chairperson	$10,000

Additional Annual Retainer for Corporate Governance Committee Chairperson	$5,000

(1)	Stock Units and Options are granted under the UGI Corporation 2004 Omnibus Equity Compensation Plan Amended and Restated as of December 5, 2006